Exhibit 99.1

Scranton, Pennsylvania	October 31, 2006

For Immediate Release

CPG International Announces New Appointments

CPG International Inc. announces the promotion of Scott C. Harrison to Executive Vice President and Chief Financial Officer effective December 1, 2006. Harrison, 33, joined CPG in November 2005 as Vice President of Finance from Silgan Plastics Corporation, a leading plastics manufacturer based in St. Louis. Harrison also worked with Wachovia Capital Partners, a private equity firm, and previously with CPG. Harrison is a graduate of Duke University and later the Tuck School of Business at Dartmouth.

Andreas Ludwig has been promoted to Vice President and Chief Information Officer effective January 1, 2007. Ludwig, 35, joined CPG International in April 2006 as Manager, Internal Audit from Lordi Consulting. Ludwig is currently Director of Special Projects with CPG International. Ludwig holds an MBA from La Salle University with a specialization in Management Information Systems.

Scranton Products Inc. announces the promotion of Robert E. Donlon to President, effective December 1, 2006. Donlon, 39, joined Scranton Products, Inc. in October 2003 as General Manager. Previously, Donlon spent several years in the technology sector. Donlon is currently VP and General Manager of Scranton Products. Donlon is a graduate of the University of Scranton. Scranton Products is a wholly-owned subsidiary of CPG International focused on sales and manufacturing of commercial building products.

Matt P. Keisling has been promoted to Vice President of Business Operations of Scranton Products effective December 1, 2006. Keisling, 33, joined Scranton Products in 1996 as Sales Associate. Keisling is currently Director of Sales for Scranton Products. Keisling is a graduate of Lycoming College.

About CPG International

Headquartered in Scranton, Pennsylvania, CPG International is a manufacturer of market-leading brands of highly engineered building products for residential and commercial markets designed to replace wood, metal and other traditional materials in a variety of construction applications. The Company’s products are marketed under several brands including AZEK® Trimboards, Santana Products, Comtec Industries, Capitol, EverTuff™, TuffTec™, Hiny Hider® and Celtec®, as well as many other branded products. For additional information on CPG please visit our web site at www.cpgint.com.